Exhibit 99

Kimberly-Clark CEO Michael Hsu to join TI board of directors

DALLAS (February 20, 2020) – Texas Instruments Incorporated (TI) (Nasdaq: TXN) today announced that Michael D. Hsu, chairman and chief executive officer of Kimberly-Clark Corporation, has been elected to TI’s board of directors, effective April 1.

“We’re pleased to welcome Mike to our board,” said Rich Templeton, TI’s chairman, president and CEO. “His experience driving growth in competitive markets and leading a complex, multi-billion-dollar global organization will be a valuable addition to our strategic discussions.”

Mr. Hsu, 55, has more than 25 years of experience in the consumer products industry. He joined Kimberly-Clark in 2012 as group president of the company’s nearly $8 billion North American Consumer Products business. In 2017, he became the president and chief operating officer, leading day-to-day operations of Kimberly-Clark’s business units, along with the global innovation, marketing and supply chain functions. Mr. Hsu assumed the role of chief executive officer in January 2019 and chairman of the board a year later.

Prior to joining Kimberly-Clark, Mr. Hsu was executive vice president and chief commercial officer at Kraft Foods and held leadership roles at H.J. Heinz. He launched his career in the consumer products industry as a consultant with Booz Allen Hamilton, where he rose to partner in the firm’s consumer practice.

He earned a bachelor’s degree from Carnegie Mellon University and a Master of Business Administration from the University of Chicago.

“In addition to Mike’s background in global operations and markets, he understands the importance of the customer’s perspective, innovation, and the people who drive results – the employees. These are also important at TI,” said Ron Kirk, chair of the board’s governance and stockholder relations committee. “He’ll bring new insights and will be a great addition to the board.”

About Texas Instruments

From connected cars and intelligent homes to self-monitoring health devices and automated factories, Texas Instruments Incorporated (TI) (Nasdaq: TXN) products are at work in virtually every type of electronic system. With operations in more than 30 countries, we engineer, manufacture, test and sell analog and embedded semiconductor chips. Our employees, about 30,000 worldwide, are driven by core values of integrity, innovation and commitment, and work every day to shape the future of technology. Learn more at www.ti.com.

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